HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2011		2010		2009
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$87,592	$ 96,575	$87,191	$101,887	$85,827	$119,873
Interest component of rentals	4,757	4,757	4,282	4,282	5,339	5,339
Pretax preferred stock dividend requirements of subsidiaries	2,914	2,914	3,001	3,001	2,868	2,868

Total fixed charges	$95,263	$104,246	$94,474	$109,170	$94,034	$128,080

Earnings
Pretax income from continuing operations	$214,162	$214,162	$181,357	$181,357	$126,934	$126,934
Fixed charges, as shown	95,263	104,246	94,474	109,170	94,034	128,080
Interest capitalized	(2,498)	(2,498)	(2,558)	(2,558)	(5,268)	(5,268)

Earnings available for fixed charges	$306,927	$315,910	$273,273	$287,969	$215,700	$249,746

Ratio of earnings to fixed charges	3.22	3.03	2.89	2.64	2.29	1.95

(1)                             Excluding interest on ASB deposits.

(2)                             Including interest on ASB deposits.

(3)                             Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2008		2007
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$120,083	$181,566	$156,575	$238,454
Interest component of rentals	5,354	5,354	5,367	5,367
Pretax preferred stock dividend requirements of subsidiaries	2,894	2,894	2,899	2,899

Total fixed charges	$128,331	$189,814	$164,841	$246,720

Earnings
Pretax income from continuing operations	$139,256	$139,256	$131,057	$131,057
Fixed charges, as shown	128,331	189,814	164,841	246,720
Interest capitalized	(3,741)	(3,741)	(2,552)	(2,552)

Earnings available for fixed charges	$263,846	$325,329	$293,346	$375,225

Ratio of earnings to fixed charges	2.06	1.71	1.78	1.52

(1)                             Excluding interest on ASB deposits.

(2)                             Including interest on ASB deposits.

(3)                             Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.